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                                TICKETS.COM, INC.
                         555 ANTON BOULEVARD, 11TH FLOOR
                          COSTA MESA, CALIFORNIA 92626

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                             NOTICE TO STOCKHOLDERS


To the Stockholders of Tickets.com, Inc.

         Due to the negative impact of the events of September 11th on the revenue of Tickets.com, Inc. (the "Company") and the capital required to bring on-line several major new clients signed in the fourth quarter, the Company requires additional funding to meet its near term liquidity needs and support future operations. For that reason, over the past few months the Company has explored a number of possible sources of financing. Because one of the possible sources included existing investors in the Company affiliated with members of the Company's board of directors (the "Board"), a special committee (the "Special Committee") consisting of four independent members of the Board was established. The Special Committee was responsible for reviewing and considering the financing alternatives available to the Company and approving such a financing on behalf of the full Board.

         On March 15, 2002, pursuant to approval of the Special Committee, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") among the Company and General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., and GapStar, LLC (collectively, the "Investors"). Pursuant to the Purchase Agreement, the Company will sell an aggregate of 8,474,576 shares of its Series G Senior Cumulative Redeemable Convertible Participating Preferred Stock (the "Series G Preferred Stock") and warrants to purchase 1,800,000 shares of its common stock (the "Warrants"), at an exercise price of $2.36 per share, to the Investors for an aggregate purchase price of $20,000,000 (the "Purchase Price"). The Investors will pay the Purchase Price in cash. The closing of the purchase of the Series G Preferred Stock and the Warrants is scheduled to occur on March 25, 2002.

         The Investors currently own approximately 33% of the outstanding voting power of the Company. As a result of the sale of the Series G
Preferred Stock, the Investors will own approximately 62% of the outstanding voting power of the Company. Additionally, the Warrants will be exercisable by the Investors at any time by delivery to the Company of a duly executed exercise form and payment of the exercise price as set forth in the Warrants. Upon exercise of the Warrants, the Investors will own approximately 65% of the outstanding voting power of the Company.

         In order for the common stock of the Company to continue to be listed on Nasdaq's National Market the Company must comply with certain governance standards as set forth in Marketplace Rules 4350 and 4351 of the Nasdaq Stock Market, Inc. ("NASDAQ"). Those rules require that the Company obtain stockholder approval for the sale or issuance in a transaction of a number of shares of common stock (or securities convertible into or exchangeable for common stock, such as the Series G Preferred Stock and the Warrants) equal to or in excess of twenty percent of the number of shares of common stock outstanding prior to such transaction if such issuance is for a purchase price which is less than the greater of the book or market value of the common stock. Additionally, Marketplace Rules 4350 and 4351 require that the Company obtain stockholder approval for the sale or issuance in a transaction of a number of shares of common stock (or securities convertible into or exchangeable for common stock) when the issuance will result in a change of control.


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         The issuance of the Series G Preferred Stock and the Warrants will result in the issuance of a number of securities convertible into common stock greater than twenty percent of the outstanding common stock as well as a change of control. Marketplace Rule 4350 provides that NASDAQ may grant exceptions to the stockholder approval requirements of Marketplace Rules 4350 and 4351 when the delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise. Because the Company's near term liquidity needs exceed its financial resources, the delay in securing stockholder approval would have a detrimental effect on the Company's financial viability. Therefore, the Company requested a waiver from NASDAQ of the stockholder approval requirements of Marketplace Rules 4350 and 4351. The audit committee of the Board expressly approved the use of the exception under Marketplace Rule 4350 and the Company's request of a waiver from NASDAQ. On March 8, 2002, NASDAQ granted the Company a waiver from the stockholder approval requirements of Marketplace Rules 4350 and 4351, subject to the Company mailing to all stockholders this notice.

        A copy of the Purchase Agreement is contained in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.



                                                  s/Ronald Bension

                                                  Ronald Bension
                                                  Chief Executive Officer

Costa Mesa, California
March 15, 2002








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